EXHIBIT 99

Retractable Technologies, Inc. Acts to Reduce Annual Operating Expenses by $6 Million

LITTLE ELM, Texas—June 30, 2009—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, continues to experience significant barriers against our efforts to establish access for sales of our products.  With limited access to capital markets, we have determined that in the interest of the long-term survival of the Company, we would reorganize some of the Company’s functions, and implement staff reductions, all in order to minimize our cash expenditures and conserve our resources.  We are announcing today a number of cost-cutting measures that we are implementing with the intent to reduce our cash outlays by $6,000,000 over the next twelve months.

Our President and CEO, Thomas J. Shaw, has waived $1,000,000 in future royalty payments.  The five percent royalty that Retractable pays for the exclusive right to manufacture and sell the VanishPoint® products was granted for patents that Mr. Shaw developed.

Retractable reluctantly reduced its workforce by 16 percent late last week.

We will reduce the compensation of employees above a certain salary level by 10 percent effective the beginning of August.

The Company is discontinuing its matching of employees’ 401 (k) contributions effective August 1st.  Matching contributions were $120,000 last year.

As circumstances change, these decisions will be reviewed.

The Company also plans to reduce inventory levels and to cut other expenses.  Retractable has several new products in the “pipeline” that it plans to introduce in the coming year.

Retractable Technologies, Inc. manufacturers and markets safety medical products, principally VanishPoint® automated retraction safety syringes and blood collection devices, that virtually eliminate healthcare worker exposure to accidental needlestick injuries.  These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse.  Retractable also manufactures and markets Patient Safe™ syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination.  Our products are distributed by various specialty and general line distributors.  For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events.  We believe that the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will materialize.  Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation (as it affects our costs as well as market access and the viability of our patents); our ability to maintain favorable supplier arrangements and relationships; our ability to successfully receive royalties from Baiyin Tonsun Medical Device Co., Ltd.; the impact of dramatic increases in demand; our ability to quickly increase capacity in the event of a dramatic increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton Dickinson & Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com